Senior Executive Team
2022 Performance-Based Restricted Stock Unit Award Agreement
(with LTI EBITDA & LTI Recurring Revenue Metrics)
NCR Corporation 2017 Stock Incentive Plan
Congratulations on your award of performance-based restricted stock units of NCR Common Stock as part of NCR’s 2022 executive compensation program.  The Compensation and Human Resources Committee of our Board of Directors approved your award in anticipation of your future contributions to the success of NCR.  The award also recognizes your past performance and upholds our commitment to rewarding our higher performers.  This award is an opportunity to celebrate your achievements and to continue to expand your ownership stake in NCR.

Your performance-based restricted stock units (“Stock Units”) are awarded (the “Award”) by NCR Corporation (“NCR” or the “Company”) under the NCR 2022 Long-Term Incentive (LTI) Program and the NCR Corporation 2017 Stock Incentive Plan in effect on the date of this Agreement (“Plan”). See the stock page at www.netbenefits.fidelity.com for (i) the number of Stock Units granted to you, your date of grant (“Grant Date”), and other Award details, and (ii) additional important information about the Award, the Plan and NCR stock in the Prospectus dated November 2, 2020 (and the prior Plan Prospectus dated May 1, 2017 as applicable) which is also available on such stock page (a paper copy of the Prospectus is also available without charge upon request to stock.administration@ncr.com). Your Award is subject to the terms of this Senior Executive Team 2022 Performance-Based RSU Award Agreement (with LTI EBITDA and LTI Recurring Revenue Metrics) and the Plan. Capitalized terms not defined in this Agreement have the meanings provided under the Plan.
1.Grant of Stock Units. Subject to potential adjustment as set forth in Section 2 and further subject to the other terms and conditions of this Agreement, the earned Stock Units will become vested and non-forfeitable on the three year anniversary of the Grant Date (the “Vesting Date”), provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified that NCR Corporation (“NCR” or “Company”) has achieved the annual performance goals specified below for the period from January 1, 2022 through December 31, 2024 (the “Performance Period”), and (ii) you are continuously employed by an Employer through and until the Vesting Date. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section or Section 2 or Section 4 below.
2.Performance Vesting. The number of Stock Units awarded to you (the “Target Award Number”) may be adjusted upward or downward depending on whether NCR’s achievement against the performance goals of annual growth in Recurring Revenue (independently weighted 50%) and LTI EBITDA (independently weighted 50%) (the “Performance Goals”) for the Performance Period (“NCR Performance”) is greater or less than the annual targets for these Performance Goals established by the Committee. NCR Performance will be measured in the manner determined by the Committee, and will be subject to any adjustments approved by the Committee. You may receive from 0% up to 200% of the Target Award Number based on NCR Performance. The number of Stock Units that you will receive under this Agreement, after giving effect to any adjustment, is referred to as the “Earned Units.”
The Earned Units represent the right to receive a number of Stock Units equal to the number of Earned Units, subject to the vesting requirements and distribution provisions of this Agreement and the terms of the Plan.
For purposes of this Agreement, “Recurring Revenue” and “LTI EBITDA” shall have the meanings approved by the Committee. The Earned Units shall be determined by the Committee based on the extent that the “Threshold,” “Target” and “Maximum” levels established by the Committee for these Performance Goals are achieved as determined by the Committee, which levels will be summarized on the grant details page on the website of the third-party administrator (“TPA”) for NCR (and updated from time to time). All information summarized or otherwise shown on the website of the TPA shall be subject to the determinations of the Committee, the Plan and this Agreement.
3.Settlement of Stock Units. Except as may be otherwise provided in Section 4 or 20, or Section 14.12 of the Plan or pursuant to an election under Section 14.11 of the Plan, Vested Stock Units will be paid to you as soon as reasonably practicable after the earliest of: (a) the Vesting Date, (b) your Termination of Employment if such Termination of Employment results in vesting pursuant to Section 4 below, including a Termination of Employment in connection with a Change in Control, or (c) the Change in Control date if vesting occurs in connection with a Change in Control without a Termination of Employment as determined under Section 4 below. In all events, the settlement date shall be no later than March 15 of the year following the year in which the earliest of such events occurs; except that, notwithstanding any other provision hereof, the settlement date in the event of vesting in connection with a Change in Control as described in Section 4(i) or 4(ii) shall be no later than 30 days after the Termination of Employment date, or the Change in Control date, as applicable. Such Vested Stock Units will be paid to you in shares of Common Stock (such that one Stock Unit equals one share of Common Stock) or, in NCR’s sole discretion in an amount of cash equal to the Fair Market Value of such number of shares of

Common Stock on date that immediately precedes the Vesting Date (or such earlier date upon which the Stock Units have become Vested pursuant to Section 4 of this Agreement), or a combination thereof (the date of such payment shall be referred to herein as the “Settlement Date”).
4.Accelerated Vesting and Forfeiture Events. Your Stock Units will vest earlier than the Vesting Date, or be forfeited and cancelled before vesting, to the extent provided below. Except as otherwise provided in this Agreement, in the event of your Termination of Employment before the Vesting Date for any reason, all unvested Stock Units will automatically be forfeited and cancelled, and no Shares or cash will be issued or paid.

Event	Treatment of Stock Units
Death or Disability
Vesting: Your unvested Stock Units will become fully Vested on your Termination Date as follows: (a) if employment ends during the Performance Period, full vesting will apply based on the greater of: (i) Target performance, or (ii) actual or projected actual level of Company performance on the Performance Goals as determined in the Committee’s sole discretion, and (b) if employment ends after the Performance Period ends, full vesting will apply based on actual performance on the Performance Goals certified by the Committee.

Retirement or Involuntary Termination (other than for Cause)
Vesting: Your unvested Stock Units will vest pro rata effective on the Vesting Date for your Award determined under Section 1, and will be determined as follows: (a) the total number of shares that you would have received (as determined under Section 2) as if your NCR employment had not terminated prior to the Vesting Date will be multiplied by (b) a fraction, the numerator of which is your Work Period and the denominator of which is your Vesting Period.

Voluntary Resignation or Termination for Cause	Unvested Stock Units will be forfeited and cancelled, except in the case of a Voluntary Resignation satisfying the Mutually Agreed Retirement requirements.
Mutually Agreed Retirement
Vesting: Subject to the approval of the Committee or the Company’s Chief Executive Officer in their respective sole discretion (or, in the case of the Chief Executive Officer and the Executive Chairman of the NCR Board, subject solely to the approval of the Committee in its sole discretion), if: (a) you retire from employment at age 62 or older with at least 2 years of continuous service with an Employer (excluding service with acquired entities before the acquisition), and (b) you continue to comply with this Agreement (including Section 9 hereof), then your Stock Units will continue to vest pursuant to the terms of this Agreement as if you had remained actively employed. This treatment will apply instead of any Retirement treatment that may also apply to you under this Agreement.

Definitions: For purposes of this Agreement, the following definitions apply:
“Change In Control Termination” means, wherein this Award is assumed, converted or replaced by a publicly traded continuing entity or publicly traded successor, your Termination of Employment by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control other than for “Cause” as defined to mean any of the following selected by you: (i) Cause as defined in the CIC Severance Plan if you participate therein on the Grant Date or your Termination Date, (ii) Cause as defined in the Plan on the Grant Date or your Termination Date, (iii) Cause as defined in any policy or similar arrangement of an Employer under which you are covered on the Grant Date or your Termination Date, or (iv) Cause as defined in any individual agreement with an Employer to which you are a party on the Grant Date or your Termination Date.  Notwithstanding anything herein to the contrary, a termination due to Disability shall not be treated as a Termination for “Cause” for any purpose under this Agreement.
“CIC Severance Plan” means the NCR Change in Control Severance Plan in effect on the date of this agreement.
“Disability” means your qualifying for benefits under your Employer’s long-term disability plan.
“Employer” means NCR Corporation (the Company) or any Subsidiary or Affiliate of NCR Corporation by which you are or have been employed.
“Good Reason Termination” means, where this Award is assumed, converted or replaced by a publicly traded continuing entity or a publicly traded successor, your Termination of Employment by the Employer or such continuing entity or such successor within twenty-four (24) months following a Change in Control for “Good Reason” as defined to mean any of the following selected by you: (i) Good Reason as defined in the CIC Severance Plan if you participate therein on the Grant Date or your Termination Date, (ii) Good Reason as defined in the Plan on the Grant Date or your Termination Date, (iii) Good Reason as defined in any policy or similar arrangement of an Employer under which you are covered on the Grant Date or your Termination Date, or (iv) Good Reason as defined in any individual agreement with an Employer to which you are a party on the Grant Date or your Termination Date.

“Include”, “Includes,” and “Including” mean, respectively, include without limitation, includes without limitation, and including without limitation.
“Involuntary Termination (other than for Cause)” means Termination of Employment by an Employer for any reason other than for “Cause” (as defined in the Plan on the Grant Date or your Termination Date), excluding: (i) any Termination of Employment due to  Disability, and (ii) any Termination of Employment by the Employer or the continuing entity or successor during the twenty-four (24) months following a Change in Control.
“Retirement” means Termination of Employment at age 62 or older with at least 10 years of continuous service with an Employer through your Termination Date (excluding service with acquired entities before the acquisition).
“Termination Date” means the date of your Termination of Employment for any reason.
“TPA” means the third party administrator for the Plan
“Vesting Period” means the number of days in the period starting on the Grant Date an ending on the three-year anniversary of the Grant Date.
“Work Period” means the number of days in the period starting on the Grant Date and ending on your Termination Date.
Change in Control Provisions:

Change in Control Event	Treatment of Stock Units
Change in Control occurring during the Performance Period	Unless an earlier vesting date applies under this Agreement, and subject to your continued employment through the Vesting Date, and subject to the special vesting rules immediately below (a) the Target Award Number of Stock Units shall Vest on the Vesting Date provided in Section 1 (without regard to performance and with no proration) with respect to the year in which the Change in Control occurs and any subsequent year in the Performance Period, and (b) for any completed year in the Performance Period , the greater of the Target Award Number attributable to such year ,or such Target Award Number adjusted to reflect performance for such year shall Vest on the Vesting Date provided in Section 1 (with no proration).
Change in Control occurring after the end of the Performance Period
Unless an earlier vesting date applies under this Agreement, the unvested Earned Units shall Vest on the Vesting Date provided in Section 1 (with no proration), subject to your continued employment through the Vesting Date (and subject to the special vesting rules immediately below).

Notwithstanding and without regard to any other provision of this Agreement to the contrary:
(i)In the event of a Change In Control Termination or a Good Reason Termination, to the extent not then Vested, the Stock Units shall become Vested immediately upon such Change In Control Termination or Good Reason Termination (as applicable) in the amounts determined as set forth in the chart above and with no proration; and
(ii)     in the event a Change in Control occurs prior to the Vesting Date and the Stock Units are not assumed, converted or replaced by a continuing publicly traded entity or publicly traded successor, the Stock Units shall become Vested immediately prior to the Change in Control in the amounts determined as set forth in the chart above and with no proration.
5.Compensation. Your Plan participation is voluntary. The value of your Award is an extraordinary item of income, is not part of your normal or expected compensation and will not be considered in calculating any severance, redundancy, end of service payments, bonus, long-service awards, pension, retirement or other benefits or similar payments. The Plan is discretionary in nature. The Award is a one-time benefit that creates no contractual or other right to further awards or other future benefits. Future grants (if any) and their terms are at the sole discretion of NCR.
6.Nontransferability. At all times before the Vesting Date, unvested Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated, except by beneficiary designation, by will or by the laws of descent and distribution upon your death. As soon as practicable after the Vesting Date (or such other date as Stock Units become payable in accordance with Section 4), if Stock Units that Vested on such Vesting Date are to be paid in the form of Shares, NCR will instruct its transfer agent and/or its TPA to record on your account the number of such Shares underlying the number of such Stock Units, and such Shares will be freely transferable.
7.Dividends. Any cash dividends declared before the Vesting Date on the Shares underlying unvested Stock Units shall not be paid currently, but shall be converted into additional unvested Stock Units, and any cash dividends declared after the Vesting Date but before the Settlement Date on the Shares underlying Vested Stock Units shall not be paid currently, but shall be converted into additional Vested Stock Units and settled pursuant to Section 3 at the same time as the underlying Vested Stock Units. Any Stock Units resulting from such conversion (the “Dividend Units”) will be considered Stock Units for purposes of this Agreement and will be subject to all of the terms, conditions and restrictions set forth herein that apply to the underlying Stock Units that generated the Dividend Units. As of each date that NCR would otherwise pay the declared dividend on the Shares underlying the Stock Units (the “Dividend Payment Date”) in the absence of the reinvestment requirements of this Section, the number of Dividend Units will be determined by dividing the amount of dividends otherwise attributable to the Stock Units but not paid on the Dividend Payment Date by the Fair Market Value of NCR’s Common Stock on the Dividend Payment Date.
8.Withholding. Before tax and withholding events, as a condition of your receiving Shares in respect of the Stock Units, you agree to make arrangements satisfactory to the Employer and Plan Administrator to satisfy all income tax, social insurance tax, payroll tax, fringe benefits tax and other Federal, state or local and non-U.S. tax payment or withholding requirements or other tax related items (collectively, “Tax-Related Items”) determined by the Plan Administrator in its sole discretion in connection with the Award or your participation in the Plan, including: (i) paying NCR, in its sole discretion, through payroll withholding or other Plan Administrator-required method, the amount of Tax-Related Items required to be paid or withheld with respect to the Stock Units. Such payment of Tax-Related Items will be made by NCR withholding Shares issuable upon settlement of the Stock Units equal to the amount required to be withheld or paid as determined by NCR, except to the extent that: (i) the Chief Human Resources Officer permits payment for such Tax-Related Items in cash by an employee other than an executive officer of NCR (“Executive Officer”) subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Act”), or (ii) you are an Executive Officer and you elect to make payment for such Tax-Related Items in cash or by instructing NCR and any brokerage firm approved by NCR to sell on your behalf the Shares underlying the Stock Units that NCR determines will satisfy such Tax-Related Items. Any withholding of Shares or sale or cash payment pursuant to this Section will occur when the requirement to withhold or pay taxes arises, or as soon as practicable afterwards if permitted by NCR. If you are an Executive Officer who instructs a brokerage firm sale permitted by this Section, you will be responsible for, and will indemnify and hold NCR and the Employer harmless with respect to, any and all losses, costs, damages or other expenses (including brokerage fees and other similar costs related directly to any such sale of Common Stock) arising in connection with, or related to, any such sale. You acknowledge that if, at the time any Shares of Common Stock are sold to satisfy requirements relating to Tax-Related Items pursuant to this Section, you are an Executive Officer as defined above, any such sale of Common Stock must be made pursuant to an exemption from the requirements under Section 16(b) of the Act.

You agree that the ultimate liability for all Tax-Related Items remains your responsibility and may exceed the amount withheld. Depending on the withholding method, NCR may withhold or account for Tax-Related Items by considering such statutory withholding rates as may be determined applicable in the discretion of the Plan Administrator that will not result in an adverse accounting consequence or cost.
9. Non-Competition, Non-Solicitation and Non-Recruit/Hire.
(a) Pursuant to your employment with NCR, you have or will have access to, and knowledge of, certain NCR Confidential Information (as defined in Section 14 below). You acknowledge that any unauthorized use (including use for your own benefit or to the benefit of others), transfer, or disclosure by you of NCR Confidential Information can place NCR at a competitive disadvantage and cause damage, financial and otherwise, to its business. You further acknowledge that, because of the knowledge of and access to NCR Confidential Information that you have acquired or will have acquired during your employment, you will be in a position to compete unfairly with NCR following the termination of your employment.
(a)Post-Employment Restrictive Covenants. Therefore, for the purpose of protecting NCR’s business interests, including NCR Confidential Information, goodwill and stable trained workforce of NCR, and in exchange for the benefits and consideration provided to you under this Agreement (including the potential future vesting of Stock Units), you agree that, for a 12-month period after the termination of your NCR employment (or the maximum period allowed by applicable law if less than 12 months) (the “Restricted Period”), regardless of the reason for termination, you will not, without the prior written consent of the Chief Executive Officer of NCR Corporation:
(1).    Non-Recruit/Hire - Directly or indirectly (including assisting third parties) recruit, hire or solicit, or attempt to recruit, hire or solicit any employee of NCR, induce or attempt to induce any employee of NCR to terminate his or her employment with NCR, or refer any such employee to anyone outside of NCR for the purpose of that employee seeking, obtaining, or entering into an employment relationship or agreement to provide services;
(2).    Non-Solicitation - Directly or indirectly (including assisting others), solicit or attempt to solicit the business of any NCR customers or prospective customers with which you had Material Contact (as defined in Section 9(c)(i) below) during the last 2 years of your NCR employment for purposes of providing products or services that are competitive with those provided by NCR;
    (3).    Non-Competition - Perform services, directly or indirectly, in any capacity (including as an employee, consultant, contractor, owner or member of a board of directors): (i) of the type conducted, authorized, offered, or provided by you on behalf of NCR during the 2 years prior to termination of your NCR employment; (ii) in connection with NCR Competing Products/Services (as defined in Section 9(c)(ii)) that are similar to or serve substantially the same functions as those with respect to which you worked during the 2 years prior to termination of your NCR employment or about which you obtained trade secret or other NCR Confidential Information; (iii) within the geographic territories (including countries and regions, if applicable, or types, classes or tiers of customers if no geographic territory was assigned to you) where or for which you performed, were assigned, or had responsibilities for such services during the 2 years preceding your termination; and (iv) on behalf of a Competing Organization (as defined in Section 9(c)(iii)).
(c)    For purposes of Section 9 of this Agreement, the following definitions shall apply:
(i)    “Material Contact” means the contact between you and each customer or prospective customer (a) with which you dealt on behalf of NCR, (b) whose dealings with NCR were coordinated or supervised by you, (c) about whom you obtained confidential information in the ordinary course of business as a result of your association with NCR, or (d) who receives products or services authorized by NCR, the sale or provision of which results, resulted or, with regard to prospective customers, would have resulted in compensation, commissions, or earnings for you within the 2 years prior to the date of your termination;
(ii)    “Competing Products/Services” are any products, services, solutions, platforms, or activities that compete, directly or indirectly, in whole or in part, with one or more of the products, services or activities produced, provided or engaged in by NCR (including products, services or activities in the planning or development stage during your NCR employment) at the time of your separation from NCR and during the 2 years prior to termination of your NCR employment;
(iii)    A “Competing Organization” is any person, business or organization that sells, researches, develops, manufactures, markets, consults with respect to, distributes and/or provides referrals with regard to one or more Competing Products/Services and includes all entities on the Competing Organization List;
(iv)    The “Competing Organization List,” which NCR updates from time to time, provides examples of companies that, as of the date of the List’s publication, meet the definition of Competing Organization under Section 9(c)(iii) above. However, the Competing Organization List is not comprehensive and, in the event of a conflict between Section 9(c)(iii) and the Competing Organization List, Section 9(c)(iii) controls. The most recent version of the Competing Organization List in effect at the time of the termination of your NCR employment, which is available on the NCR HR intranet, or from the NCR Law Department or HR upon request, is the version to consult for relevant examples of Competing Organizations for purposes of this Agreement. As of the Grant Date, the companies listed in this Section (and the subsidiaries and affiliates of each) constitute NCR’s Competing Organization List for 2022 (with designations such as “Inc.” and “Corp.” omitted from company names). This list will remain in effect until an updated list is approved/posted. You understand that the non-competition provisions in this Agreement are not limited to those on the list below, that other companies may qualify as competitors under this Agreement, and that you may be restricted from accepting employment or other work from such other companies, subject to the terms of this Agreement.

ACI Worldwide	GK Software	PAR Technology
Acuative	Global Payments	Q2
Agilysys	HP, Inc.	Qu
Alkami Technology	Infor	Revel Systems
Altametrics	Hyosung TNS	SAP
Aptos	Instacart	SpotOn Transact
Auriga	Jack Henry & Assoc.	Square
Diebold Nixdorf	Korala Associates Ltd.	Temenos AG (includes Kony)
Dimension Data/NTT	Lavu Inc.	Tillster
Euronet Worldwide	Lightspeed Commerce (Includes Upserve, Breadcrumb, Shopkeep)	Toast
FIS (Includes Zenmonics)	LOC Software	Toshiba TEC (includes Toshiba Global Commerce Solutions)
Fiserv (Includes First Data and Clover)	NSC Global	Unisys
Flooid	The ODP Corporation (Compucom)	Westcon-Comstor
Fujitsu	OLO
Gilbarco Veeder-Root	Oracle

(v)    All references to “NCR” in this Section 9 refer to NCR and any other Employer, including any company the stock or substantially all the assets of which NCR or any other Employer has acquired during the period applicable to the 2-year look back for the restrictive covenants referred to herein.
    (d)    Consideration. You acknowledge that (i) you would not have received the benefits and consideration provided under this Agreement, including the potential future vesting of equity awards, but for your consent to abide by the Post-Employment Restricted Covenants contained in Section 9(b); (ii) you must abide Section 9(b) regardless of whether any stock units or other equity has vested or been distributed as of the time of any violation of its terms; and (iii) your agreement to Section 9(b) is a material component of the consideration for this Agreement.
    (e)    Remedies. You agree that, if you breach any of the provisions of this Agreement: (i) NCR shall be entitled to all of its remedies at law or in equity, including money damages and injunctive relief; (ii) in the event of such breach, in addition to NCR’s other remedies, any unvested Stock Units will be immediately forfeited and deemed canceled, and you agree to pay immediately to NCR the Fair Market Value of any Stock Units that vested during the 18 months prior to the date of your termination of employment (or if applicable law mandates a maximum time that is shorter than 18 months, then for a period of time equal to the shorter maximum period), without regard to whether you continue to own the Shares associated with such Stock Units; and (iii) NCR shall also be entitled to an accounting and repayment from you of all profits, compensation, commissions, remuneration or benefits that you (and/or the applicable Competing Organization) directly or indirectly have realized or may realize as a result of or in connection with any breach of these covenants, and such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NCR may be entitled at law or in equity.
    (f)    Subsequent Employment. You agree that, while employed by NCR and for 1 year thereafter, you will communicate the contents of this Section 9 of this Agreement to any person, firm, association, partnership, corporation or other entity which you intend to become employed by, contract for, associated with or represent, prior to accepting and engaging in such employment, contract, association and/or representation.
    (g)    Tolling. [FOR US EMPLOYEES ONLY:] You agree that the Restricted Period will be tolled and suspended during the pendency of any legal proceedings to enforce any of the covenants set forth in this Section 9 and that no time that is part of or subject to such tolling and suspension will be counted toward the 12-month duration of the Restricted Period.

    (h)    Reasonable and Necessary. You agree that the Post-Employment Restrictive Covenants set forth in Section 9(b) are reasonable and necessary for the protection of NCR’s legitimate business interests, that they do not impose a greater restraint than is necessary to protect the goodwill or other business interests of NCR, that they contain reasonable limitations as to time and scope of activity to be restrained, that they do not unduly restrict your ability to earn a living, and that they are not unduly burdensome to you.
    (i)    Severability. Each clause of this Agreement and Section constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of NCR’s interests. If any part or clause of this Section 9 is held unenforceable, it shall be severed and shall not affect any other part of Section 9 and this Agreement.
    (j)    Amendment for California Employees Only. Section 9(b)’s Non-Competition, Non-Solicitation, and Non-Recruit/Hire restrictions do not apply to you if, following the termination of your NCR employment, you continue to reside or work in California or any other jurisdiction that prohibits the application thereof. Notwithstanding the foregoing, you are and shall continue to be prohibited from any unauthorized use, transfer, or disclosure of NCR Confidential Information, including trade secrets, pursuant to the California Trade Secrets Act, the U.S. Defend Trade Secrets Act of 2016, your confidentiality and non-disclosure agreements with NCR, and any other applicable federal, state and common law protections afforded proprietary business and trade secret information.
    (k)    Non-U.S. Country-Specific Amendments. The restrictions contained in Section 9(b)(2) and/or (3) do not apply to you if, following the termination of your NCR employment, you continue to reside or work in a country that mandates, as a non-waiveable condition, continued pay during the Restricted Period, unless NCR advises you it will tender such pay, which shall be in the minimum amount required by local law. Section 9(b)(2) and/or (3) do not apply to you if you are terminated without cause (as this term or concept is defined by applicable law) and you reside in a country that requires termination for cause in order to enforce post-employment non-competition and/or non-solicitation restrictions. [FOR EMPLOYEES IN ARGENTINA, BELGIUM, CHINA, CZECH REPUBLIC, ISRAEL, SERBIA ONLY:] The restrictions set forth in Section 9(b)(2) and/or (3), as the case may be, shall have the additional consideration of a monthly payment from NCR during the term of the Agreement in such amount as is minimally required by law (“Non-Competition Compensation”); however, NCR may at any time, and it its sole discretion, waive the obligations and duties set forth in Section 9(b)(2) and/or (3), which shall release NCR from the obligation of making Non-Competition Compensation payments. Subject to the foregoing and local law, Non-Competition Compensation, if calculated based on monthly salary, will exclude any bonus, commissions, ex gratia payments, payments under any share option or incentive plan, benefits, “thirteenth-month” salary, or any payment in respect of any vacation entitlement accrued or that would have accrued during the period of the Agreement, and the payment of Non-Competition Compensation shall be made in monthly installments starting 1-month after the start of the Restricted Period (or, if applicable law mandates a maximum time that is shorter than 1 month, then for a period of time equal to that shorter maximum period) (“Payment Period”). If NCR does not commence the Non-Competition Compensation payments within the Payment Period, this shall affect a mutual release of Section 9(b)(2) and (3) obligations and no separate waiver need be provided by NCR. In such circumstances, you will not be subject to any ongoing non-competition or non-solicitation obligations, nor will NCR have any obligation to pay the Non-Competition Compensation; however, this release does not extend to the obligations under Section 9(b)(1), which will continue to apply. [FOR EMPLOYEES IN DENMARK, FRANCE, GERMANY ONLY:] Section 9(b)(2) and (3) of this Section do not apply to you if, following the termination of your NCR employment, you continue to reside or work in Denmark, France, or Germany; however, Section 9(b)(1) shall continue to apply. [FOR EMPLOYEES IN UAE ONLY:] In the event that you breach the Section 9(b)(3) Non-Competition restrictive covenant, you acknowledge that NCR will suffer irreparable damage, and you promise to pay NCR on demand damages in a sum equal to the amount of 6 months of your salary that was in effect when your NCR employment ended. You acknowledge that this sum represents a reasonable estimate of damages that NCR will suffer, and that, where local law allows, NCR may seek additional compensatory damages.
10. Arbitration, and Class, Collective, and Representative Action Waiver. [FOR U.S. EMPLOYEES ONLY:] You and NCR (collectively, the “Parties”) agree that any controversy or claim arising out of or related to this Agreement and/or with respect to your employment with NCR and any other Employer shall be resolved by binding arbitration; the obligation to arbitrate shall also extend to and encompass any claims that you may have or assert against any NCR employees, officers, directors or agents. Notwithstanding the foregoing, the following disputes and claims are not covered by this Arbitration provision and shall therefore be resolved in any appropriate forum as required by the laws then in effect: claims for workers’ compensation benefits, unemployment insurance, or state or federal disability insurance; claims for temporary or preliminary injunctive relief (including a temporary restraining order) in aid of arbitration or to maintain the status quo pending arbitration; and any other dispute or claim that has been expressly excluded from arbitration by statute. The Parties further agree that in the event of a breach of this Agreement, NCR or you may, in addition to any other available remedies, bring an action in a Court of competent jurisdiction for equitable relief pending appointment of an arbitrator and completion of an arbitration; and, in such instance, shall not be required to post a bond. If any portion of this Arbitration provision is held unenforceable, it shall be severed and shall not affect the duty to arbitrate nor any other part of this Section. In addition:
(a)    The Parties agree that any demand for arbitration shall be filed within the statute of limitations applicable to the claim or claims upon which arbitration is sought or required, or the claim shall be barred. Arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (available at www.ADR.org) to the extent not inconsistent with the terms of this Agreement. The arbitrator shall allow discovery in the form of: (1) the mutual exchange of documents (as defined under the Federal Rules of Civil Procedure)

pertaining to the claim being arbitrated and for which there is a direct and demonstrable need; and (2) up to three depositions by each party. However, notwithstanding these general limitations, upon good cause shown, in a personal or telephonic hearing, the arbitrator may allow additional, non-burdensome discovery. The arbitrator shall balance the likely importance of the requested materials with the cost and burden of the discovery sought, and when disproportionate, the arbitrator may deny the request(s) or require that the requesting party advance the reasonable cost of production to the other side. Issues of arbitrability shall be determined in accordance with the U.S. federal substantive and procedural laws relating to arbitration; in all other respects, this Agreement shall be governed by the laws of the State of Georgia in the United States, without regard to its conflict-of-laws principles, and the arbitration shall be held in the metropolitan Atlanta, Georgia area, with the exception of employees who primarily reside and work in California or Washington, for whom arbitration shall be held in California and Washington respectively, and with respect to controversies arising in California, to which California law shall apply. The arbitration shall be held before a single arbitrator who is an attorney having at least five years of experience in employment law. The arbitrator’s decision and award shall be written, final and binding and may be entered in any court having jurisdiction. The Parties agree that nothing in this Agreement relieves them from any obligation they may have to exhaust certain administrative remedies before arbitrating any claims or disputes under this Agreement. NCR shall be responsible for the cost of any filing fees to initiate arbitration and any other expenses of arbitration required by applicable law to be borne by the employer in an employment dispute. Each party shall bear its own attorney fees associated with the arbitration; other costs, and expenses of the arbitration, shall be borne as provided by the rules of the American Arbitration Association.
(b)    Class, Collective and/or Representative Action Waiver. To the maximum extent permitted by law: (1) all covered claims under this Agreement must be brought in your individual capacity, and not as a plaintiff or class member in any purported class, collective or representative proceeding; (2) no claims may be brought or maintained on a class, collective or representative basis either in Court or in arbitration, notwithstanding the rules of the arbitral body; (3) such claims will be decided on an individual basis in arbitration pursuant to this Agreement; and (4) the Parties expressly waive any right with respect to any covered claims to submit, initiate, or participate as a plaintiff, claimant or member in a class action or collective action, regardless of whether the action is filed in arbitration or in court. Claims may not be joined or consolidated in arbitration with disputes brought by or against other individual(s), unless agreed to in writing by the Parties (you, NCR, and the other individual(s)). Any issue concerning the validity of this class, collective or representative action waiver, and whether an action may proceed as a class, collective or representative action, must be decided by a Court, and an arbitrator shall not have authority to consider the issue of the validity of this waiver or whether the action may proceed as a class, collective or representative action. If, for any reason, this class, collective and/or representative action waiver is determined to be unenforceable, then the class, collective or representative claim may proceed only in a Court of competent jurisdiction in Atlanta, Georgia and may not be arbitrated. No arbitration award or decision will have any preclusive or estoppel effect as to issues or claims in any future dispute.
(c)    Waiver of Jury Trial. By signing this Agreement and consenting to Arbitration, both I and NCR are knowingly and voluntarily waiving any right to a jury trial.
11. Compensation Recovery Policy. By accepting the Stock Units, you agree that, to the extent the Stock Units constitute “Covered Incentive Compensation” under NCR’s Compensation Recovery Policy as amended from time to time (the “Recovery Policy”), then notwithstanding any provision of this Agreement, you may forfeit the Stock Units or be required to repay the Shares or Stock Units or the proceeds received from disposing of Shares or Stock Units under the Recovery Policy. You agree that NCR may, to the extent permitted or required by law or regulation (including the Dodd-Frank Act), enforce any repayment obligation under the Recovery Policy by reducing any amounts that may be owing from time to time by NCR to you, whether in the form of wages, severance, vacation pay or any other benefit or for any other reason, or enforce any other recoupment permitted by applicable law or regulation.
12. Beneficiaries. Beneficiaries may be designated (and designations may be changed or revoked), in the manner required by the Plan Administrator, to receive all or part of Stock Units in case of your death. In the event of your death, any portion of the Stock Units subject to such a designation that has not been superseded, modified or revoked in accordance with such procedures will be distributed to such beneficiary or beneficiaries in accordance with this Agreement. Any other portion of the Stock Units not designated by you will be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder (as determined by NCR in its sole discretion), the Shares underlying the Stock Units in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares. For information about TPA beneficiary procedures, or to revoke or change a beneficiary designation, call Fidelity at 1-800-544-9354 (U.S. grantees) or 1-800-544-0275 (non-U.S. grantees). Non-U.S. employees may access the toll-free number at: https://www.fidelity.com/customer-service/phone-numbers/overview.
13. Data Privacy. By entering into this Agreement, you understand and acknowledge that your personal data may be processed, in electronic or other form as described in the NCR Employee Privacy Notice applicable to your jurisdiction.
14. Non-Disclosure of Confidential Information. You acknowledge and agree that your employment with NCR or another Employer created a relationship of trust and confidence between you and the Employer with respect to, and that your position and its job duties exposed and/or will expose you to a broad variety of, NCR Confidential Information. As used in this Agreement, “NCR Confidential Information” means any information: of or held by NCR or any of its subsidiaries or affiliates that is not generally known or readily ascertainable by the public; or provided to NCR or any of its subsidiaries or affiliates by any person or entity subject to confidentiality obligations. NCR Confidential Information includes financial records, projections and forecasts, creations, discoveries, inventions, innovations, research, development, software, technology, works of authorship and the subject matter of intellectual property rights, company strategies, reports, plans, prospects and opportunities, employee information, market and sales information and plans (such as pricing, proposals and product introductions), and information about current and prospective customers (including their preferences and needs) and trade secrets. This Agreement, including its terms and conditions, shall be considered NCR Confidential Information. You agree, and represent and warrant, that you will not disclose or use and have not disclosed or used, in whole or in part, any NCR Confidential Information other than to the extent necessary in the ordinary course of performing your duties at and for your Employer and in accordance with NCR’s and the Employer’s policies, without the prior written consent of NCR, which may be granted or withheld in NCR’s sole discretion, for any reason or no reason.

Notwithstanding anything to the contrary in this Agreement:

(a)In response to a valid subpoena, valid court, governmental or administrative order, or valid and mandatory discovery request (“Disclosure Request”), you may disclose, to the extent required thereby, requested NCR Confidential Information, or truthful testimony or information about NCR or your Employer (if different), provided, to the extent permitted by law, you provide NCR as much advance notice as practicable so as to enable NCR to seek to limit, condition, or quash such disclosure, as appropriate, including to obtain a protective order. Should you receive a Disclosure Request, you may reach out to NCR’s General Counsel or its law department for assistance, but you are not required to do so.

(b)[US EMPLOYEES ONLY:] An individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of the law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(c)You are not prohibited from reporting possible violations of the law to, or filing a charge or complaint with any federal, state or local governmental agency or commission (“Government Agencies”), including the Equal Employment Opportunity Commission, the Securities and Exchange Commission, the Department of Justice, or from making disclosures to Government Agencies that are protected by law (such as providing testimony and information during a government investigation), and you are not required to notify NCR that you have made any such reports or disclosures.

(d)[US EMPLOYEES ONLY:] This Agreement does not prohibit, nor shall it be interpreted as restraining or interfering with, employee rights under Section 7 of the National Labor Relations Act.

(e)(i) you may disclose this Agreement or any of its terms and conditions to your spouse, domestic partner, tax advisor, or attorney; and (ii) you may disclose the non-disclosure, non-competition, non-solicitation, and non-recruit/hire covenants herein to a prospective employer provided that you agree that you will, as applicable, require any persons or entities to whom disclosure is made as permitted in (i) or (ii) to keep such information confidential and not disclose it to others.
15. No Advice Regarding Grant. NCR is not (a) providing any tax, legal or financial advice, or (b) making any recommendations about your Plan participation, or any transaction relating to your Stock Units or the underlying Shares. You should consult with your own personal tax, legal and financial advisors before taking any Plan-related action.
16. Electronic Documents and TPA Information. This Agreement, including Section 9, is executed electronically, and is immediately binding upon your electronic acceptance. If you reside in a country that requires original ink signatures on paper, you waive this requirement to the extent permitted by law. You agree to receive all Award related documents electronically, and to participate in the Plan online through the TPA electronic system. Summaries and other information shown on the TPA website, which may be updated from time to time, shall be subject to the determinations of the Committee and the Plan Administrator, the Plan and this Agreement. The determinations of the Committee and the Plan Administrator, the Plan and this Agreement will govern in the event of any conflict with such TPA website summaries and other information.
17. Severability, Waiver and Conflicting Terms. The provisions of this Agreement are severable. If a court or other tribunal of competent jurisdiction holds any provision unenforceable or invalid, such provision will be severed and will not affect any other part hereof, which will be enforced as permitted by law; except that to the extent such invalid provision can be rendered valid by modification, you agree that the court or tribunal shall so modify such provision to render it valid and enforceable to the fullest extent permitted by law. You acknowledge that a waiver by NCR of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement or any subsequent breach of this Agreement. If this Agreement conflicts with the Plan in any respect, the Plan terms will prevail, except that Section 10 of this Agreement will prevail with respect to the law governing this Agreement and all claims relating to this Agreement.
18. Amendment. The NCR Board of Directors or the Committee or any delegate may amend your Award terms in this Agreement, except that no such amendment will be made that would materially impair your rights hereunder without your consent, except such an amendment made to comply with applicable law, including Code Section 409A, stock exchange rules or accounting rules.

19. Rules for Participants in Non-U.S. Jurisdictions. Notwithstanding anything herein or in the Plan to the contrary, if you are or become subject to the laws of a non-U.S. jurisdiction, your Award will be subject to (i) the special rules in Appendix A to this Agreement for your country and the laws and requirements of such non-U.S. jurisdiction to the extent so determined in the sole discretion of the Plan Administrator for legal or administrative reasons, and (ii) this Agreement’s terms and conditions are deemed modified to the extent determined in the sole discretion of the Plan Administrator for legal or administrative reasons. Subject to Section 18, the Committee or the Plan Administrator may amend this Agreement before or after an Award is made and take any other action deemed appropriate in its sole discretion to obtain approval or comply with any necessary local governmental regulatory requirements or exemptions.
20. Code of Conduct Certification; Compliance with Insider Trading Laws and NCR Insider Trading Policy; Code Section 409A Compliance. Notwithstanding anything herein to the contrary, this Award of Stock Units and your right to receive payment of any Vested Stock Units are expressly conditioned upon your timely annual certification to the NCR Code of Conduct. If you do not timely provide any certification required by the Employer before vesting of any portion of the Stock Units, that portion of the Stock Units will be forfeited, except that no such forfeiture will occur unless you are provided written notice (which notice may be provided by email) of the impending forfeiture, and you do not provide your certification to NCR’s Code of Conduct within thirty days following such notice.
With respect to any Shares distributed under this agreement, you understand and agree that you are responsible for reviewing, understanding and complying with Insider Trading laws and NCR’s Insider Trading Policy (available on the internet or by request from the NCR Law Department), and that you may not trade in NCR securities except in compliance with the NCR Insider Trading Policy (as may be amended from time to time), which is incorporated herein by reference. You should consult an attorney if you have questions concerning such matters.
The parties intend that payments under this Agreement comply with Code Section 409A or are exempt therefrom, and this Agreement shall be interpreted, administered and governed in accordance with such intent.
21. No Employment Modification. The Plan and this Agreement do not constitute a contract of employment or impose on you or any Employer any obligation to retain you as an employee, to change the status of your employment, or to change the Employer’s policies regarding termination of employment. For U.S. employees, employment with the Employer is at will, which means that you or the Employer may terminate the employment relationship at any time, with or without cause, unless otherwise provided in a valid, formal written employment agreement signed by you and an officer of the Employer.
22. Execution and Validity of Agreement. This Agreement shall be binding and effective upon NCR on the Grant Date. However, you will forfeit your Award and this Agreement shall have no force and effect if you do not duly execute it electronically on the TPA website at www.netbenefits.fidelity.com, in the form required by the Plan Administrator, within ninety (90) days after the Grant Date (or by other date required by the Plan Administrator).
23. Notices. All notices required hereunder shall be in writing and shall be deemed given upon the following business day if delivered personally (provided receipt of which is confirmed) or by courier service promising overnight delivery (with delivery confirmation) or five (5) business days after deposit in the U.S. Mail, certified with return receipt requested. All notices shall be addressed as follows: (a) If to NCR: NCR Corporation 864 Spring Street NW Atlanta GA 30308 Attn: General Counsel, with a copy via electronic mail to: law.notices@ncr.com, (b) if to you: your last known address shown in the personnel records of NCR, or (c) to such other address as either party will have furnished to the other in writing.

APPENDIX A
PROVISIONS FOR NON-U.S. PARTICIPANTS
Senior Executive Team 2022 Performance-Based Restricted Stock Unit Award Agreement
(with LTI EBITDA & LTI Recurring Revenue Metrics)

Article I. Provisions for All Non-U.S. Participants
The following terms and conditions set forth in this Article I of Appendix A apply to Participants residing outside the United States or otherwise subject to the laws of a non-U.S. country. In general, the terms and conditions in this Appendix A supplement the provisions of the Agreement, unless otherwise indicated herein.
1.Nature of Grant. In accepting the grant, you acknowledge, understand and agree that: (a) the Stock Units and the Shares of Common Stock subject to the Stock Units are not intended to replace any pension rights or compensation; (b) the Stock Units and the Shares of Common Stock subject to the Stock Units and the income and value of same, are not part of normal or expected compensation for any purpose; (c) the future value of the underlying Shares of Common Stock is unknown, indeterminable and cannot be predicted with certainty; (d) no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from your Termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and in consideration of the grant of Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against NCR, any of its Subsidiaries or Affiliates or the Employer, waive your ability, if any, to bring any such claim, and release NCR, its Subsidiaries and Affiliates, and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; (e) for purposes of the Stock Units, your employment or service relationship will be considered terminated as of the date you are no longer actively providing services to NCR or the Employer (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and unless otherwise expressly provided in this Agreement or determined by NCR, your right to vest in the Stock Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (for example, your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); the Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Award (including whether you may still be considered to be providing services while on a leave of absence); (f) unless otherwise provided in the Plan or by the Company in its discretion, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and (g) neither NCR, the Employer nor any Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any Shares of Common Stock acquired upon settlement.

2.Language. If you received this Agreement or any Plan related document translated into a non-English language, the English versions will control in the event of conflict. You acknowledge that it is your express wish that this Agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.  By accepting your Award, you confirm having read and understood the Plan and this Agreement, including all terms and conditions of each, which were provided in English.  You accept the terms of those documents accordingly.
3.Conditions for Issuance. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon settlement of the Stock Units prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. The grant of Stock Units is not intended to be a public offering of securities in your country, and the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities in connection with this grant, and the grant of the Stock Units is not subject to the supervision of the local securities authorities.
4.Repatriation and Other Non-U.S. Compliance Requirements. As a condition of the grant of your Stock Units, you agree to repatriate all payments attributable to the Shares of NCR Common Stock and/or cash acquired under the Plan (including dividends and dividend equivalents) in accordance with local foreign exchange rules and regulations in your country of residence (and your country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, its Subsidiaries and Affiliates, as may be required to allow the Company, its Subsidiaries and Affiliates to comply with local laws, rules and regulations in your country of residence (and your country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local tax, exchange control, insider trading and other laws, rules and regulations in your country of residence (and your country of employment, if different) with respect to the Stock Units and the NCR Common Stock issued with respect thereto.
5.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that your country of residence may subject you to insider trading and/or market abuse laws, which may restrict your ability to acquire or sell Shares or rights to such Shares (e.g., Stock Units) under the Plan during times you are considered to have “inside information” about NCR (as defined by your country’s laws). Such restrictions apply in addition to any NCR insider trading policy restrictions. You acknowledge that it is your responsibility to comply with any applicable restrictions. You should consult with your personal advisor on these matters.
Article II. Country-Specific Provisions for Non-U.S. Participants
This Article II of Appendix A includes special terms and conditions that apply if you reside in the below countries. These terms and conditions are in addition to (or, if indicated, in place of) those set forth in the Agreement. Capitalized terms used but not defined in this Article II have Agreement definitions (or if none, the Plan definitions). This Article II also includes information relating to exchange control and other issues that you should be aware with respect to Plan participation. The information is based on the exchange control, securities and other laws in effect in the respective countries as of the Grant Date. Such laws are often complex and change frequently. As a result, NCR strongly recommends that you do not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Stock Units are Vested or Shares acquired under the Plan are sold. In addition, the information is general in nature and may not apply to your particular situation and NCR is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, are considered a citizen or resident of another country for local law purposes, or transfer employment or residency to another country after the Grant Date, the notifications contained herein may not be applicable to you. In addition, NCR shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to you.
CHINA
Settlement of Stock Units. This provision supplements Section 3 of the Agreement. To facilitate compliance with exchange control laws and regulations in the People’s Republic of China (“China”), you agree to the sale of any Shares to be issued upon vesting and settlement of the Stock Units. The sale will occur (i) immediately upon vesting and settlement of the Stock Units, (ii) following your Termination of Employment, or (iii) within any other time frame as the Company determines to be necessary to facilitate compliance with local regulatory requirements. You further agree that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization) and you expressly authorize the Company’s designated broker to complete the sale of such Shares. You agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate the sale of the Shares of Common Stock and shall otherwise cooperate with NCR with respect to such matters. You acknowledge that neither NCR nor the broker is under any obligation to arrange for the sale of the Shares of Common Stock at any particular price and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares of Common Stock are sold, the proceeds of the sale of such Shares, less any Tax-Related Items and the broker’s fees, commissions or similar expenses, will be remitted to you in accordance with applicable exchange control laws and regulations.
Exchange Control Restrictions. You understand and agree that, if you are subject to exchange control laws in China, you will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan. You further understand that such repatriation of the proceeds may need to be effected through a special exchange control account established by NCR or a Subsidiary or Affiliate, and you hereby consent and agree that the proceeds from the sale of Shares acquired under the Plan may be transferred to such account by NCR (or the broker) on your behalf prior to being delivered to you. You also agree to sign any agreements, forms and/or consents that may be reasonably requested by NCR (or the broker) to effectuate such transfers.
The proceeds may be paid to you in U.S. dollars or local currency at NCR’s discretion. If the proceeds are paid to you in U.S. dollars, you understand that you will be required to set up a U.S. dollar bank account in China so that the proceeds may be deposited into this account. If the proceeds are paid to you in local currency, (i) you acknowledge that NCR is under no obligation to secure any particular exchange conversion rate and that NCR may face delays in converting the proceeds to local currency due to exchange control restrictions, and (ii) you agree to bear any currency fluctuation risk between the time the Shares are sold and the time the proceeds are converted to local currency and distributed to you. Finally, you agree to comply with any other requirements that may be imposed by NCR in the future in order to facilitate compliance with exchange control requirements in China.

ISRAEL
Trust Arrangement. You understand and agree that this Award is offered subject to and in accordance with the terms of the Plan and its Israeli specific terms in this Article II of Appendix A. Upon vesting, the Shares shall be controlled by the Company’s trustee appointed by the Company or its Subsidiary or Affiliate in Israel (the “Trustee”) for your benefit for at least such period of time as required by Section 102 or any shorter period determined under the Israeli Income Tax Ordinance (New Version), 5721-1961 as now in effect or as hereafter amended (the “Ordinance”) (with respect to the “capital gain route”) or by the Israeli Tax Authority (the “Lock-Up Period”). You shall be able to request the sale of the Shares or the release of the Shares from the Trustee, subject to the terms of the Plan, this Agreement and any applicable Israeli tax law. Without derogating from the aforementioned, if the Shares are released by the Trustee during the Lock-Up Period, the sanctions under Section 102 of the Ordinance shall apply to and be borne by you. The Shares shall not be sold or released from the control of the Trustee unless the Company, the Subsidiary or Affiliate and the Trustee are satisfied that the full amount of Tax-Related Items due have been paid or will be paid in relation thereto. Notwithstanding any provision of this Agreement or the Plan to the contrary except the provisions in Section 4 of this Agreement relating to a Good Reason Termination (as defined herein) or your Retirement (in each case, to the extent specifically applicable to you), in the event of your resignation from service with NCR or the Employer due to any reason, including worsening of employment conditions, or any other reason relating to conditions of employment, all unvested Stock Units will automatically terminate and be forfeited and no Shares or cash will be issued or paid to you (as the case may be).